EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the twenty-third day of March, 1998 between InnovaCom, Inc., a Nevada corporation (the "Company"), and Thomas E. Burke, an individual (the "Executive").

                          W I T N E S S E T H:

     WHEREAS, the Company desires to secure the services of the Executive as the President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company on the terms and conditions set forth herein; and

     WHEREAS, the Executive is willing to serve as the President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company on the terms and conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company has approved and authorized the Company's execution, delivery and performance of this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties hereto do hereby agree as follows:

     1.              Employment Period.

          The Company shall employ and otherwise retain the services of the Executive, and the Executive shall serve the Company, for a period (the "Employment Period") commencing as of the Commencement Date (as defined below) and continuing through and until five (5) years thereafter, subject to the terms and conditions contained in this Agreement. On the first anniversary of the Commencement Date and on each anniversary date thereafter, the Employment Period shall automatically be extended for an additional period of one (1) year; provided, however, that either party hereto may elect not to so extend the Employment Period by giving notice thereof to the other party at least three (3) months prior to the relevant anniversary date. As used herein, the "Commencement Date" shall mean May 1, 1998 or such later date as the Executive may hereafter designate in writing (but in no event later than June 1, 1998). Notwithstanding the foregoing, the Executive's employment hereunder may be earlier terminated subject to Section 5 hereof.

     2.    Position and Duties.

          During the Employment Period, the Company agrees to employ and otherwise retain the services of the Executive as the President and Chief Executive Officer of the Company and as a member of both the Board of Directors of the Company (sometimes referred to herein as the "Board of Directors" or the "Board") and, if one exists, the Executive Committee of thc Board. During and throughout the Employment Period, the Executive shall report directly and exclusively to the Board of Directors and shall exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with the Executive's position, commensurate with the authority vested in the Executive pursuant to this Agreement and consistent with the bylaws of the Company. As President and Chief Executive Officer, the Executive shall have effective supervision and control over, and responsibility for, the strategic direction and general and active day-to-day management of the Company and its direct and indirect subsidiaries. Toward that end, all management and other personnel of the Company and its direct and indirect subsidiaries shall report to the Executive. The Executive shall perform his services hereunder primarily at the Company's current headquarters in Santa Clara, California or such other location not more than twenty-five
     (25) miles distant therefrom as the Board of Directors may hereafter prescribe as the Company's headquarters. During the Employment Period, the Executive shall devote substantially his full business time, skill and efforts to the business of the Company. Notwithstanding the foregoing, the Executive shall have the right to devote time to other directorships and other business, professional, civic, educational and charitable endeavors so long as such activities do not materially impair the Executive's performance of his duties hereunder.

     3.    Compensation and Benefits.

          (a) Signing Bonus. Promptly following the execution and delivery of this Agreement, the Company shall pay to the Executive that amount which, after deduction of the full amount of any and all income, employment and other taxes thereon (including federal income tax at the highest marginal rate applicable to a citizen or resident of the United States and California personal income tax at the highest marginal rate applicable to a full-time resident), shall equal the sum of $200,000.

          (b) Base Salary. During the Employment Period, the Company shall pay to the Executive, as compensation for the performance of his duties and obligations under this Agreement, an annual base salary at the initial rate of $250,000, payable in approximately equal installments not less frequently than monthly and otherwise in accordance with the normal payroll practices of the Company. Such annual base salary shall be subject to review each year for possible increase by the Board of Directors in its sole discretion, but shall in no event shall such annual base salary for the second or any subsequent year during the Employment Period be increased by less than ten percent (10%) from its rate during the immediately preceding year of the Employment Period.

          (c) Annual Bonus. For each fiscal year ending during the Employment Period, the Executive shall be eligible to receive an annual target bonus (the "Bonus") of at least two (2) times the Executive's annual base salary at the rate in effect as of the close of the year to which the Bonus relates based upon the Company's achievement of its target performance goals for such year (the "Annual Target"). In the event the Company achieves eighty percent (80%) of its Annual Target for any fiscal year, the Bonus for such year shall equal one (1) times the Executive's annual base salary at the rate in effect at the close of such year. In the event the Company achieves more than eighty percent (80%), but less than 100%, of its Annual Target for any year, the Bonus for such year shall equal the sum of (i) one (1) times the Executive's annual base salary at the rate in effect at the close of such year and (ii) the product of one (1) times such annual base salary and a fraction, the numerator of which is the difference between the Company's percentage achievement of its Annual Target and eighty percent (80%) and the denominator of which is twenty percent (20%). At the sole discretion of the Board of Directors, a payment in excess of two (2) times the Executive's annual base salary may be made. The establishment of Annual Targets shall be mutually agreed upon by the Executive and the Board of Directors by July 31 in the case of the 1998 fiscal year and by March 31 in the case of each fiscal year thereafter. In all cases, such Annual Targets shall be reasonable and shall be based solely on factors capable of objective measurement. In the event that the Executive and the Board of Directors do not reach an agreement regarding the establishment of the Annual Target by the applicable date in any fiscal year, the Annual Target shall be as follows: in the case of the 1998 fiscal year, such Annual Target as the Compensation Committee of the Board of Directors shall determine in its reasonable discretion; and in the case of any subsequent fiscal year, the consensus estimate for earnings per share of the Company as published by Nelson Publications as of such date or, if there shall be none, the Annual Target established for the immediately preceding year. Each Bonus shall accrue upon, and be payable not later than forty-five (45) days after, the completion of the fiscal year concerned. In the event that the Board of Directors shall approve a change in the fiscal year of the Company, the parties shall promptly negotiate an amendment to this Section 3(c) which takes into account the change in fiscal year but does not have an adverse financial impact on the Executive.

          (d) Equity Participation. The Executive shall be granted stock options (the "Options") to purchase an aggregate of 1,000,000 shares of the common stock of the Company in accordance with and subject to the following:

               (i) The per-share exercise price of the Options shall be equal to the lower of $1.75 per share and the closing price per share of the Company's common stock on the trading day immediately preceding the day on which the Company makes a public announcement of this Agreement.

               (ii) Subject to the terms and conditions of this Agreement and of the Plan, the Options shall vest and become exercisable in the following increments and at the following times: 33.3334% of the Options, entitling the Executive to purchase 333,334 shares of the Company's common stock, shall vest and become exercisable on the Commencement Date; 33.3333% of the Options, entitling the Executive to purchase 333,333 shares of the Company's common stock, shall vest and become exercisable on the day immediately preceding the first anniversary of the Commencement Date; and 33.3333% of the Options, entitling the Executive to purchase 333,333 shares of the Company's common stock, shall vest and become exercisable on the day immediately preceding the second anniversary of the Commencement Date (the "Final Vesting Date"). Notwithstanding the preceding sentence, in the event of a Change in Control of the Company as defined in Section 6 hereof or in the event that the Executive's employment hereunder shall be terminated by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) at any time prior to the Final Vesting Date, then the above vesting schedule shall be accelerated and all of the Options (entitling the Executive to purchase an aggregate of 1,000,000 shares of the Company's common stock) that have not previously vested and become exercisable shall immediately vest and become exercisable.

               (iii) Except as expressly provided otherwise in Section 5 of this Agreement, the Options shall remain exercisable until, and shall not expire earlier than, ten (10) years from the date of grant.

               (iv) As soon as practicable following the Executive's request therefor (whether during or after the Employment Period), the Company shall register the shares of the Company's common stock subject to the Options under the federal securities laws and shall take such other steps as may be necessary or advisable to enable such shares to be offered and sold to the public under the federal securities laws and any other applicable laws.

               (v) In the event that the outstanding shares of the Company's common stock are increased or decreased in number or are changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, stock dividend or other similar event or by reason of any combination of the foregoing, an appropriate adjustment of the number and kind of securities with respect to which the Options may be exercised and the exercise price at which the Options may be exercised shall be made.

               (vi) The Options shall be granted to the Executive outside the terms of the Company's 1996 Incentive and Nonstatutory Stock Option Plan, as amended.

               (vii) The parties intend that the Options shall be subject to a stock option agreement to be negotiated in good faith between the parties on terms and conditions consistent with this Section 3(d) and the other provisions of this Agreement. Notwithstanding the foregoing, the Options shall be effective as of the date of grant in accordance with the terms and conditions contained herein, irrespective of whether such a stock option agreement is or has been executed by the parties.

          (e) Office Facilities. During the Employment Period, the Company shall provide the Executive with, and the Executive shall be allowed full use of, office facilities, secretarial and clerical assistance and other Company property and services of a quality, nature and extent no less favorable to the Executive than the offices facilities, secretarial and clerical assistance and other Company property and services now or hereafter provided to the Company's Chairman of the Board or to other senior executives of the Company or its subsidiaries.

          (f) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company on a basis no less favorable than that applicable to other senior executives of the Company or its subsidiaries, but in no event shall the Executive be entitled to less than thirty (30) days of paid vacation per year during the Employment Period and in no event shall the number of accrued unused vacation days permitted to be accumulated by the Executive be less than sixty (60) days.

          (g) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans, programs, policies and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company or its subsidiaries, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs, policies and arrangements. Without limiting the foregoing, the Executive shall be entitled to full participation, on a basis commensurate with his position with the Company and no less favorable to the Executive than that accorded to any other officer or director of the Company or its subsidiaries, in all present and future plans of accident, disability, medical, dental, health, welfare, pension, savings, deferred compensation, profit sharing, stock option, stock purchase, incentive compensation and similar benefits which generally are made available to senior executives of the Company or its subsidiaries. In addition, during the Employment Period, the Executive shall be entitled to fringe benefits and perquisites no less favorable to the Executive than those of other senior executives of the Company or its subsidiaries. Without limiting the foregoing, the Company shall provide the Executive with the following: (i) medical, dental, optical and other health insurance coverage for the Executive and his dependents pursuant to traditional indemnity insurance plans, with reasonable contributions, deductibles and reimbursement payments and with no pre-existing condition exclusions and no waiting periods for coverage; and (ii) long-term disability insurance coverage paying benefits equal to at least 100% of the Executive's then-current annual base salary and annual target bonus for the duration of any permanent and total disability of the Executive, either through an individual disability insurance policy or otherwise.

          (h) Life Insurance. During the Employment Period, the Company shall fund the premiums payable on a life insurance policy of the Executive's choice. Such policy shall be issued by an insurer satisfactory to the Executive, shall be owned by the Executive and shall have a death benefit of $1,500,000 payable to such beneficiary or beneficiaries as the Executive shall designate.

          (i) Automobile Allowance. During the Employment Period, the Company shall pay to the Executive an automobile allowance of $1,000 per month.

          (j) Housing Allowance. For a period of twenty-four (24) consecutive months commencing on the Commencement Date or such later date not more than ninety (90) days thereafter as the Executive shall designate, the Company shall pay to the Executive a housing allowance of $7,500 per month.

          (k) Business Expenses. The Company shall promptly pay or reimburse the Executive for all reasonable business expenses (including travel and entertainment expenses, home office expenses, cellular telephone and other mobile communications expenses and the costs of membership in clubs, trade associations and other organizations) incurred by the Executive in the performance of his duties under this Agreement upon the submission of appropriate vouchers or receipts to the Company in accordance with the Company's policies.

          (l) Relocation Expenses. Upon the submission of appropriate vouchers or receipts, the Company shall pay or reimburse the Executive for all of the relocation expenses incurred by the Executive in changing his principal residence from McLean, Virginia to the Santa Clara, California and surrounding area, including all packing, shipping, insurance, storage and similar expenses and further including those amounts necessary to cover up to three (3) "househunting" trips by the Executive and his spouse and up to ninety (90) days of hotel or other temporary accommodations for the Executive and his spouse.

          (m) Tax Gross-up. To the extent that the Executive shall be required to pay federal, state, local or other tax in respect of any expense reimbursement, allowance or other benefit paid or provided pursuant to subsections (h), (i), (j), (k) and (l) of this Section 3, the Company shall pay to the Executive promptly upon request such amount or amounts as may be necessary to place the Executive in the same after-tax financial position that the Executive would have been in if the Executive had not incurred any tax liability in respect of such expense reimbursement, allowance or other benefit and if the Executive had not received any amount or amounts pursuant to this provision.

     4.    Termination of Employment.

          (a) Death or Disability. The Executive's employment hereunder shall terminate automatically upon the Executive's death during the Employment Period. If any Disability (as defined below) of the Executive shall occur during the Employment Period, the Company, through its Board of Directors, may give to the Executive notice in accordance with Section 12 hereof of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the sixtieth day after receipt of such notice by the Executive (the "Disability Effective Date") unless the Executive shall have returned to substantially full time performance of the Executive's duties hereunder within sixty (60) days after receipt of such notice. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the performance of the Executive's duties with the Company on a full time basis for the entire period of six (6) consecutive months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by an independent physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative. Notwithstanding the foregoing, in no event shall the Executive be terminated by reason of any Disability unless the Executive is eligible for and has qualified to receive the long-term disability benefits described in Section 3(g) hereof.

          (b) Cause. The Company, through its Board of Directors, may terminate the Executive's employment hereunder at any time during the Employment Period for Cause or without Cause. For purposes of this Agreement, "Cause" shall mean solely the following: (i) the conviction of the Executive for, or the plea by the Executive of nolo contendere to, a charge of commission of a felony involving specific intent; (ii) the consistent, willful failure of the Executive to substantially perform his stated duties hereunder (other than such failure resulting from physical or mental incapacity), but only if such failure has a material adverse effect on the Company; (iii) the willful commission by the Executive of an act of fraud, but only if such act of fraud has a material adverse effect on the Company; or (iv) an act of willful gross misconduct by the Executive which is materially and demonstrably injurious to the Company. Notwithstanding the foregoing, no act or failure to act by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or failure to act was in the Company's best interest, and no act or failure to act shall constitute "Cause" unless the Board of Directors shall have notified the Executive in writing of the conduct allegedly constituting Cause and the Executive shall have failed to correct such conduct within thirty (30) days after the date of his receipt of such notice. Moreover, the termination of the Executive's employment hereunder shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice shall have been provided to the Executive and the Executive shall have been given an opportunity, together with counsel, to be heard before the Board), finding that Cause exists in the good faith opinion of the Board and specifying the particulars thereof in detail.

          (c) Good Reason. The Executive's employment hereunder may be terminated by the Executive at any time during the Employment Period for Good Reason or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following:

               (i) The assignment to the Executive of any duties inconsistent with the Executive's position (including his offices, titles, status and reporting relationship), authority, duties or responsibilities as contemplated by Section 2 hereof, or any removal of the Executive from or any failure to nominate, elect or appoint the Executive to any of the offices or positions referred to in Section 2 hereof, or any other act or omission by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for these purposes an isolated and insubstantial action not taken in bad faith which is remedied by the Company promptly after receipt by the Company of notice thereof given by the Executive. For purposes of this subsection (c), any act or omission of the Board of Directors or the stockholders of the Company that would give rise to "Good Reason" if it were an act or omission of the Company shall be attributed to, and be deemed to constitute an act or omission of, the Company.

               (ii) Any failure by the Company to comply with any of the provisions of Section 3 hereof (including, for this purpose, any material reduction by the Company in the Executive's employee benefit package as in effect immediately prior to such reduction), other than an isolated and insubstantial failure not occurring in bad faith which is remedied by the Company promptly after receipt by the Company of notice thereof given by the Executive.

               (iii) Any material breach by the Company of the provisions of this Agreement (including Section 11 hereof regarding the assumption of this Agreement by any successor of the Company) or any other agreement with the Executive.

               (iv) Any relocation of the Executive's principal place of employment in a manner inconsistent with that provided in
          Section 2 hereof or any requirement that the Executive travel on the Company's business to an extent materially greater than the Executive's normal business travel obligations.

               (v) Any failure by the Company to extend the Employment Period by giving the Executive notice to that effect as provided in Section 1 hereof.

               (vi) The occurrence of a Change in Control of the Company as defined in Section 6 hereof.

          (d) Notice of Termination. Any termination of the Executive's employment hereunder by the Company for Cause, or by the Executive for Good Reason, shall be communicated to the other relevant party by a Notice of Termination (as defined below). In the case of a termination by the Executive for Good Reason, such Notice of Termination shall be given within ninety (90) days of the occurrence of the event that is claimed as serving the basis for the termination as a condition of such claim being treated as a Good Reason termination hereunder. For purposes of this Agreement, a "Notice of Termination" means a notice given in accordance with
     Section 12 hereof which (i) indicates the specific termination provision in this Agreement that is relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e) Date of Termination. As used herein, the "Date of Termination" shall mean the following: (i) if the Executive's employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein that is within thirty (30) days of the date of receipt of such notice; (ii) if the Executive's employment is terminated by the Company without Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified therein that is within thirty (30) days of the date of receipt of such notice; (iii) if the Executive's employment is terminated by the Executive without Good Reason, the date specified in the Notice of Termination (which date shall not be less than sixty (60) days after the date of receipt of such notice); and (iv) if the Executive's employment is terminated by reason of the death or Disability of the Executive, the Date of Termination shall be the date of death or the Disability Effective Date, as the case may be.

     5.    Consequences of Termination.

          (a) Without Cause or for Good Reason. In the event of a termination of the Executive's employment hereunder by the Company without Cause (other than by reason of any Disability of the Executive) or by the Executive for Good Reason, the Company shall pay and provide to the Executive all of the following:

               (i) Lump-sum Payment. A lump-sum cash payment, payable not later than ten (10) days after the Date of Termination, equal to the sum of the amounts specified in clauses (A), (B) and (C) below (subject to the limitation specified in clause
          (D) below):

                (A) Salary. The Executive's then-current annual base salary (subject to increase from year to year by the minimum percentage amount specified in Section 3(b) hereof) payable over the remainder of the then-current Employment Period, discounted to the then-present value by applying a discount rate equal to four percent (4%) per annum (the "Discount Rate") to each future payment of salary from the time when it otherwise would have become payable to the Date of Termination. For all purposes of this Agreement, the term "then-current Employment Period" shall include any extensions of the Employment Period which shall have become effective on or before the Date of Termination and shall be determined without regard to the termination of the Executive's employment hereunder except that such term shall not include any extensions of the Employment Period that would or might have become effective after the Date of Termination.

                (B) Bonuses. The maximum annual bonus amounts payable for each fiscal year of the Company that would have been completed during the remainder of the then-current Employment Period, with such bonus amounts to be calculated based on the Executive's then-current annual base salary (subject to increase from year to year by the minimum percentage amount specified in Section 3(b) hereof) and the applicable bonus percentages that would have been used for such years. In the case of any fiscal year that would only have been partially completed during the remainder of the then-current Employment Period, for purposes of this provision, such fiscal year shall be deemed to have been completed on the date when the then-current Employment Period would otherwise have expired, and the bonus amount for such fiscal year shall be calculated as described above except that such bonus amount shall be pro rated by a fraction, the numerator of which shall be the number of calendar days during such fiscal year prior to the date when the then-current Employment Period would otherwise have expired and the denominator of which shall be 365 days. All such amounts shall be discounted to the then-present value by applying the Discount Rate to each future payment of bonus from the time when it otherwise would have become payable to the Date of Termination.

                (C) Accrued but Unpaid Amounts. The sum of any previously earned but unpaid salary through the Date of Termination, any previously earned but unpaid bonus amounts for any fiscal year completed on or before such date, the value of any accrued but unused vacation days through such date and the aggregate amount of any previously incurred but unreimbursed business expenses or other amounts due to the Executive as of such date.

                (D) Limitation. Notwithstanding the foregoing, the lump-sum cash payment payable to the Executive under this Section 5(a)(i) shall not exceed $1,000,000 until such time as the EBITDA of the Company (as defined below) shall, as of any calculation date specified below occurring on or before the Date of Termination, exceed $2,000,000. For purposes of this Agreement, the "EBITDA of the Company" shall mean the Company's earnings before deduction of any interest, taxes, depreciation, amortization or similar items and before deduction of any non-recurring or non-cash items (such as non-cash stock compensation expenses) during the period commencing on the Commencement Date and continuing through and until the Date of Termination and shall be calculated and determined on a cumulative basis as of the last day of each calendar month during such period.

               (ii) Equity. To the extent that any portion of the Options shall not have vested prior to the Date of Termination, such portion shall immediately vest in the Executive. In no event shall the ten-year option terms of the Options be truncated. To the extent that the Executive shall not have exercised all or any portion of the Options (including any portion whose vesting was accelerated as described above) prior to the Date of Termination, the Executive shall be entitled to exercise the same in such increments and at such times as the Executive shall determine in his sole discretion for so long as the ten-year option terms shall remain unexpired.

               (iii) Employee Benefits. During the remainder of the then-current Employment Period, the Executive (and, where applicable, his dependents) shall be entitled to continued participation in all health, welfare, life, accident, disability and similar employee benefit plans, programs and arrangements of the Company on the same basis as that which applied immediately prior to the Date of Termination, provided that continued participation is possible under the general terms and provisions of such plans, programs and arrangements. In the event that participation by the Executive (and, where applicable, his dependents) in any such plan, program or arrangement is barred, the Company shall arrange to provide the Executive (and, where applicable, his dependents) with benefits substantially similar to those which the Executive (and, where applicable, his dependents) would otherwise have been entitled to receive under such plans, programs and arrangements at the same or lower after-tax cost to the Executive. During the remainder of the then-current Employment Period, the Executive shall also be entitled to continue with those benefits described in subsections (h), (i), (j), (l) and (m) of Section 3 hereof. If and to the extent that the Executive and his dependents are covered under substitute benefit plans, programs or arrangements of another employer prior to the expiration of the then-current Employment Period, the Company will no longer be obligated to continue the respective coverages provided for in this Section 5(a)(iii).

          (b) Death, Disability or Without Good Reason After Five Years. In the event of a termination of the Executive's employment hereunder by reason of the death or Disability of the Executive or by the Executive without Good Reason on or after completion of five
     (5) years of employment, then subject to Section 5(f) hereof, the Company shall pay and provide to the Executive all of the following:

               (i) Accrued but Unpaid Amounts. A lump-sum cash payment, payable not later than ten (10) days after the Date of Termination, equal to the sum of any previously earned but unpaid salary through the Date of Termination, any previously earned but unpaid bonus amounts for any fiscal year completed on or before such date, the value of any accrued but unused vacation days through such date and the aggregate amount of any previously incurred but unreimbursed business expenses or other amounts due to the Executive as of such date.

               (ii) Equity. To the extent that any portion of the Options shall have vested on or before the Date of Termination, such portion shall remain vested in the Executive and in no event shall the ten-year option terms of the Options be truncated. To the extent that the Executive shall not have exercised all or any portion of the Options (excluding, for the avoidance of doubt, any portion of the Options that has not vested as described above) on or before the Date of Termination, the Executive shall be entitled to exercise the same thereafter in such increments and at such times as the Executive shall determine in his sole discretion for so long as the ten-year option terms shall remain unexpired.

               (iii) Employee Benefits. During the Severance Period (as defined below), the Executive (and, where applicable, his dependents) shall be entitled to continued participation in all accident, disability, medical, dental, health, welfare, life and similar employee benefit plans, programs and arrangements of the Company on the same basis as that which applied immediately prior to the Date of Termination, provided that continued participation is possible under the general terms and provisions of such plans, programs and arrangements. In the event that participation by the Executive (and, where applicable, his dependents) in any such plan, program or arrangement is barred, the Company shall arrange to provide the Executive (and, where applicable, his dependents) with benefits substantially similar to those which the Executive (and, where applicable, his dependents) would otherwise have been entitled to receive under such plans, programs and arrangements at the same or lower after-tax cost to the Executive. As used herein, the "Severance Period" shall mean the first twelve (12) months following the Date of Termination if such date occurs on or before the first anniversary of the Commencement Date or the first twenty-four (24) months following the Date of Termination if such date occurs after the first anniversary of the Commencement Date. During the Severance Period, the Executive shall also be entitled to continue with those benefits described in subsections (h), (i), (j), (l) and (m) of Section 3 hereof. If and to the extent that the Executive and his dependents are covered under substitute benefit plans, programs or arrangements of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the respective coverages provided for in this
          Section 5(b)(iii).

               (iv) Severance Payment. Solely in the event that the Executive's employment hereunder is terminated by the Executive without Good Reason on or after completion of five (5) years of employment (and not in the event that the Executive's employment is terminated by reason of death or Disability), the Executive shall be entitled to receive a severance payment not later than ten (10) days after the Date of Termination,, it being understood and agreed that the amount of such severance payment shall be determined by the Board of Directors in its sole discretion.

          (c) Termination for Cause or Without Good Reason Before Five Years. In the event that the Executive's employment with the Company is terminated during the Employment Period by the Company for Cause or by the Executive without Good Reason prior to the completion of five (5) years of employment, the following shall apply:

               (i) Accrued but Unpaid Amounts. The Company shall pay to the Executive, not later than ten (10) days after the Date of Termination, a lump-sum cash payment equal to the sum of any previously earned but unpaid salary through the Date of Termination, any previously earned but unpaid bonus amounts for any fiscal year completed on or before such date, the value of any accrued but unused vacation days through such date and the aggregate amount of any previously incurred but unreimbursed business expenses or other amounts due to the Executive as of such date.

               (ii) Lapse of Options. If and to the extent that any portion of the Options shall not have vested prior to the Date of Termination, such portion shall not vest in the Executive and shall be forfeited. If and to the extent that any portion of the Options shall have vested prior to the Date of Termination and shall remain unexercised on such date, the option terms of such portion shall expire ninety (90) days after the Date of Termination.

          (d) Other Arrangements. The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination the Executive will receive such benefits or payments, if any, as the Executive may be entitled to receive pursuant to the terms of such plans, programs and arrangements.

          (e) No Mitigation or Offset. The Executive shall have no obligation to mitigate damages or the amount of any payments or benefits set forth in this Agreement (whether by seeking substitute employment or otherwise), and except as specifically provided in the last sentence of Section 5(a)(iii) hereof or the last sentence of
     Section 5(b)(iii) hereof, there shall be no offset of or reduction in the payments or benefits set forth in this Agreement by virtue of any payments or benefits received by the Executive from any other source (including any payments or benefits received by the Executive from another employer).

          (f) Designated Beneficiary. In the event of the death of the Executive at any time when amounts are then payable or shall thereafter be payable to the Executive under the provisions of this Agreement, such payments shall thereafter be made to such person or persons as the Executive may specifically designate (successively or contingently) to receive payments under this Agreement following the Executive's death by filing a written beneficiary designation with the Company during the Executive's lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Company and may be amended from time to time or may be revoked by the Executive pursuant to written instruments filed with the Company during his lifetime. Beneficiaries designated by the Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by the Executive, if all of the persons so designated die before the Executive on the occurrence of a contingency not contemplated in such beneficiary designation, then the amount or amounts payable under this Agreement shall be paid to the Executive's estate.

     6.              Change in Control.

          Notwithstanding any other provision of this Agreement, in the event that a Change in Control of the Company shall occur, all of the Options that have not previously vested and become exercisable pursuant to Section 3(d) hereof shall immediately vest and become exercisable and the Executive shall have Good Reason to terminate his employment with the Company pursuant to Section 4(c) hereof. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if and when any of the following shall occur:

          (a) Individuals who as of the date six (6) months after the Commencement Date (the "Six Month Date") constitute the entire Board and any new directors whose election by the Board, or whose nomination for election by the Company's stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors as of the Six Month Date or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board.

          (b) Any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall after the Commencement Date become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the voting power of all then-outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (it being understood and agreed that, for this purpose, any securities of the Company that any person has the right to acquire pursuant to any agreement, upon exercise of any conversion rights, warrants or options or by any other means, shall be deemed beneficially owned by such person).

          (c) There shall be approved by a vote of the Company's shareholders or other appropriate corporate action any corporate transaction, including a consolidation or merger, involving the Company (regardless of whether the Company is the continuing or surviving corporation) or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation thereof, own that number of shares of the capital stock of the continuing or surviving corporation sufficient to provide such holders with at least fifty-one percent (51%) of the voting power of all shares of the capital stock of the continuing or surviving corporation.

          (d) There shall be approved by a vote of the Company's shareholders or other appropriate corporate action any sale, lease, exchange or transfer (whether in a single transaction or a series of related transactions) of all or substantially all of the assets or business of the Company or any liquidation, dissolution or winding up of the Company.

     7.    Excess Parachute Payments.

          (a) Gross-up Payments. Subject to the provisions of Section 8 hereof, if the Executive becomes subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") on "excess parachute payments" as defined in Section 280G of the Code or the Executive incurs any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, being hereinafter collectively referred to as the "Excise Tax"), the Company shall promptly pay to the Executive that amount (a "Gross-up Payment") that is necessary to place the Executive in the same after-tax (taking into account all federal, state, local and other taxes) financial position that the Executive would have been in if he had not incurred any tax liability under Section 4999 of the Code or otherwise relating to the Excise Tax. In no case will the Executive file a tax return which takes a position that any Excise Tax is payable unless the Executive receives a written opinion from his tax advisor(s) that it is more likely than not that the Excise Tax is due and payable.
     Upon receipt of such written opinion, the Executive shall deliver a copy of such written opinion to the Company, using reasonable efforts whenever practicable to do so not less than thirty (30) days prior to filing the tax return to which the opinion refers. After receiving the written opinion and prior to the due date for the filing of such tax return, the Company shall pay to the Executive the full amount of the Gross-up Payment as described above. In all cases, the Company shall pay or reimburse the Executive, upon the presentation of appropriate vouchers or receipts, for the reasonable costs incurred by the Executive in obtaining any such opinion (regardless of the conclusion of such opinion) or in seeking any advice relating to the matters to be addressed in any such opinion.

          (b) Subsequent Assessments. In the event the Internal Revenue Service subsequently may assess or seek to assess from the Executive an amount of the Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Executive an additional Gross-up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax.

          (c) Notice of Claims. Each party will notify the other in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after such party is informed in writing of such a claim and such party shall apprise the other party of the nature of such claim and the date on which such claim is requested to be paid. The Company shall bear and pay directly all costs and expenses (including legal and accounting fees and additional interest and penalties) incurred in connection with any such claim or proceeding, to the extent related to the Excise Tax, and shall indemnify and hold harmless the Executive, on an after-tax basis as provided in Section 7(a) hereof, from and against any income, excise or other tax (including any interest, penalties or additions to tax with respect thereto) imposed as a result of such representation and the payment of such costs and expenses.

          (d) Interpretation. For purposes of this Agreement, (i) any reference to a particular section of the Code shall be deemed to include any and all successor provisions of federal law, any and all similar or analogous provisions of state, local or other law, and any and all applicable rules and regulations relating to the foregoing, and (ii) any reference to the Internal Revenue Service shall be deemed to include any and all applicable state, local and other tax authorities.

     8.    Limitation on Gross-up Payments.

          (a) General Rule. Notwithstanding Sections 5, 6 and 7 hereof, if any of the payments, benefits or property transfers provided for in this Agreement, together with any other payments, benefits or property transfers which the Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments, benefits or property transfers pursuant to this Agreement shall be reduced so that the present value of the total amount received by the Executive that would constitute a "parachute payment" will be $1.00 less than three (3) times the Executive's "base amount" (as defined in Section 280G of the Code) and so that no portion of the payments, benefits or property transfers received by the Executive would be subject to the excise tax imposed by Section 4999 of the Code. If the amount of the aggregate payments, benefits or property transfers to the Executive must be reduced pursuant to the preceding sentence, the Executive shall direct in which order the payments, benefits or transfers are to be reduced. All calculations required by this Section 8 shall be by such nationally recognized accounting firm as may be designated by the Executive (the "Accounting Firm"), based on information supplied by the Company and the Executive, and shall be binding on the Company and the Executive. All fees and expenses of the Accounting Firm shall be paid by the Company.

          (b) Underpayments and Overpayments. As a result of uncertainty in the application of Sections 280G and 4999 of the Code at the time of an initial determination by the Accounting Firm hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Company could have been made (an "Underpayment"). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Executive that the Executive shall repay to the Company, together with interest thereon at the applicable federal rate specified in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent that such payment would not reduce the amount that is nondeductible under Section 280G of the Code or is subject to an excise tax under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has been made, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, the Executive, together with interest thereon at the applicable federal rate specified in Section 7872(f)(2) of the Code.

          (c) Exception to General Rule. Notwithstanding any other provision of this Agreement (including Sections 8(a) and 8(b) hereof), if and to the maximum extent that the EBITDA of the Company shall, as of any calculation date specified in Section 5(a)(i)(D) hereof, equal or exceed the amount of any Gross-up Payment that would be required to be paid to the Executive under Section 7(a) hereof (determined without regard to Sections 8(a) and 8(b) hereof), then from that date forward, the limitations imposed by Sections 8(a) and 8(b) on the Executive's right to receive payments, benefits or property transfers shall no longer apply.

     9.              Confidential Information.

          During the Employment Period and at all times thereafter, the Executive shall not, without the prior written consent of the Board, disclose or use for any purposes (except in the course of his employment under this Agreement and in furtherance of the business of the Company) any confidential information, proprietary data and customer lists of the Company, except as required by applicable law or legal process; provided, however, that "confidential information, proprietary data and customer lists" shall not be deemed to include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. The Executive agrees to deliver to the Company, as soon as practicable following the termination of the Executive's employment hereunder, all memoranda, notes, plans, records, lists, reports and other documents (including all copies thereof) that contain any confidential information, proprietary data or customer lists of the Company which the Executive may then have in his possession or under his control.

     10.   Indemnification.

          The Company shall indemnify and hold harmless the Executive and his legal representatives, to the fullest extent permitted by applicable law, from and against all judgments, fines, penalties, excise taxes, amounts paid in settlement, liabilities, losses, costs and expenses (including reasonable attorneys' fees and legal costs) if the Executive is made, is threatened to be made or in good faith expects to be made a party or a material witness to any threatened or pending or completed action, suit, proceeding or investigation, whether civil, criminal, administrative or otherwise, including an action by or in the right of the Company or any of its affiliated companies to procure a judgment in its favor, by reason of the Executive being or having been a director, officer or employee of the Company or by reason of the Executive serving or having served in any capacity whatsoever (including as a director, officer or employee) any other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise at the request of the Company. The Executive's right to indemnification provided in this Section 10 shall not be deemed exclusive of any other rights to which the Executive may now or hereafter be entitled under any law or the charter or bylaws of the Company or any of its affiliated companies or otherwise, both as to action in the Executive's official capacity and as to action in another capacity while holding such position, and such right shall continue after the Executive has ceased to be a director or officer and shall inure to the benefit of the Executive's heirs, executors and administrators. Any reimbursement obligation arising hereunder shall be satisfied on an as-incurred basis. In addition, the Company agrees to secure (if it has not already done so) and maintain in effect customary and appropriate directors and officers liability insurance throughout the Employment Period and for a period of not less than six (6) years commencing immediately thereafter, it being understood and agreed that the Executive shall be added as a named insured to any and all such insurance policies and shall be entitled to the protection of any and all such insurance policies on no less favorable a basis than is now or hereafter provided to any other officer or director of the Company or any of its affiliated companies.

     11.   Successors.

          (a) Company's Successors. The Company shall require any corporation or other entity that directly or indirectly acquires all or substantially all of the Company's business or assets (whether by purchase, lease, merger, consolidation, liquidation or otherwise) and each corporation or other entity that directly or indirectly becomes a parent or otherwise acquires control of the Company (each such event being sometimes referred to herein as a "succession"), by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of any such succession. The Company's failure to obtain such an assumption agreement or to deliver it to the Executive prior to the effectiveness of any such succession shall be a material breach of this Agreement. For all purposes under this Agreement, the term "Company" shall be deemed to include each corporation or other entity that directly or indirectly acquires all or substantially all of the Company's business or assets and each corporation or other entity that directly or indirectly becomes a parent or otherwise acquires control of the Company.

          (b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     12.   Notices.

          Each notice pursuant to this Agreement shall be in writing and shall be given to the other party by delivering the same in person or by courier, or by transmitting the same by telegraph, telex or telecopier, or by sending the same by express, registered or certified mail, postage prepaid, addressed as follows (or at such other address as the other party may from time to time designate by notice in accordance with this Section 12):

          If to the Executive:

      Mr. Thomas E. Burke
      6657 Hampton Park Court
      McLean, Virginia  22101
      Telecopier:  _____________

          With a copy to:

      Dewey Ballantine
      300 South Hope Street, 30th Floor
      Los Angeles, California  90017
      Attn:  James S. Cochran, Esq.
      Telecopier:  (213) 625-0562

          If to the Company:

      InnovaCom, Inc.
      3400 Garrett Drive
      Santa Clara, California  95054
      Attn:  Secretary
      Telecopier:  (408) 727-6625

          With a copy to:

      Bartel Eng Linn & Schroeder
      300 Capitol Mall, Suite 1100
      Sacramento, California  95814
      Attn:  Scott E. Bartel, Esq.
      Telecopier:  (916) 442-3442

Any properly addressed notice shall be deemed duly given to the other party on the date of delivery if delivered in person, one (1) business day after the date of deposit if deposited with a same day or overnight courier service with all charges prepaid, one (1) business day after being telegraphed, telexed or telecopied if appropriate confirmation is received, or three (3) business days after the date of deposit if deposited in the U.S. mail as specified above.

     13.   Representations and Warranties.

          The Company hereby represents and warrants to the Executive as follows: (a) the Company has received all authorizations necessary for the execution of this Agreement on the terms and conditions set forth herein and for the grant of the Options as set forth in
     Section 3(d) hereof and has taken all actions necessary to make such grant; (b) there are no regulatory or other governmental consents or approvals that are necessary for the execution and performance of this Agreement by the Company; (c) the Company's entering this Agreement and the performance of its obligations hereunder will not violate any agreement between the Company and any other person, firm or organization or any law or governmental regulation; (d) to the best of the Company's knowledge, all written materials, information and data regarding the Company's business, assets and financial position (including the draft audited financial statements for the fiscal years ending December 31, 1996 and December 31, 1997 and the notes thereto) which have been provided to the Executive by the Company through its officers, directors, attorneys and agents are true and complete and not misleading in any material respect; and
     (e) the Company has no knowledge of any facts or circumstances not already disclosed to the Executive which would or might adversely affect the ability of the Company to perform its obligations under this Agreement.

     14.   Security for Company's Performance.

          The Company's obligations under this Agreement shall be secured for a period of not less than two (2) years from the Commencement Date by one or more letters of credit issued by a bank acceptable to the Executive in favor of the Executive in an aggregate principal amount of not less than $1,000,000. The form and substance of such letters of credit, as well as the transactions used to fund such letters of credit, shall be subject to the Executive's reasonable prior approval. Except as the parties shall otherwise agree in writing, the Company will provide all of the letters of credit specified above to the Executive on or before June 1, 1998, it being understood and agreed that letters of credit in an aggregate principal amount of at least $500,000 shall be provided to the Executive on or before May 1, 1998. For the avoidance of doubt, any failure on the part of the Company to comply in a timely manner with the provisions of this Section 14 shall be deemed a material breach of this Agreement by the Company.

     15.   Arbitration and Legal Fees.

          (a) Arbitration of Disputes. In the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or any other agreement between the Executive and the Company or any of its affiliates, including any controversy or claim relating to the breach or alleged breach thereof, the Executive may retain counsel of his choice at the expense of the Company. If either party delivers to the other party a written demand for arbitration of a controversy or claim then such demand shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in San Francisco, California. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators being referred to herein as the "Panel"). The Panel shall have no authority to award punitive damages against the Company or the Executive. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of this Agreement or any other relevant agreement. The Company (on behalf of itself and its affiliates) and the Executive hereby waive any right to a jury trial in any action or proceeding of any kind arising out of or relating to this Agreement.

          (b) Legal Fees. The Executive is not required to pay for expenditures associated with obtaining, enforcing or defending any rights or benefits under this Agreement or any other agreement between the Executive and the Company or any of its affiliates (including any plan, program or arrangement maintained by the Company or any of its affiliates under which the Executive is or may be entitled to receive compensation or benefits). Consequently, the Company shall indemnify and hold harmless the Executive for all such expenditures and pay them as they become due. The Company shall also pay all reasonable legal fees and expenses incurred by the Executive in connection with any arbitration or other proceeding (whether or not instituted by the Company or the Executive) relating to the interpretation or enforcement of any provision of this Agreement or any other agreement between the Executive and the Company or any of its affiliates (including any action seeking to obtain or enforce any right or benefit provided by the foregoing) or in connection with any tax audit or proceeding relating to the application of Section 4999 of the Code to any payment or benefit provided by the Company.

     16.   Miscellaneous Provisions.

          (a) Publicity. The parties shall mutually approve the timing and content of any public announcements or news stories issued or authorized by the Company which relate directly or indirectly to the Executive, the Executive's employment by the Company, the subject matter of this Agreement or the transactions contemplated hereunder.

          (b) Entire Agreement. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

          (c) No Waiver. No waiver by either party of any breach of any provision of this Agreement shall be deemed a waiver of any preceding, succeeding or continuing breach of the same or any other provision hereof.

          (d) Severability. If for any reason any provision of this Agreement is adjudged or held by a court or arbitrator to be invalid or unenforceable, such adjudication or holding shall in no way affect any other provision of this Agreement or the validity or enforceability of the remainder of this Agreement, and the affected provision shall be modified or curtailed only to the extent necessary to bring it into compliance with applicable law.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and wholly to be performed therein.

          (f) No Setoff or Counterclaim. Except as specifically provided in the last sentence of Section 5(a)(iii) hereof and in the last sentence of Section 5(b)(iii) hereof, the Company's obligation to pay and provide to the Executive the compensation and other benefits specified herein shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including any setoff, counterclaim, recoupment, defense or other right which the Company may now or hereafter have against the Executive. All amounts payable by the Company hereunder shall be paid without notice or demand.

          (g) Withholding Taxes. All payments required to be made by the Company to the Executive hereunder shall be subject to the deduction and withholding of such income, employment and other taxes as the Company may from time to time be required to deduct and withhold pursuant to applicable law or regulation.

          (h) Interpretation. For purposes of this agreement, any form of the word "include" shall be deemed to be followed by the words "without limitation," the term "person" shall include a corporation, partnership, limited liability company, business trust, association or other organization as well as a natural person, and terms such as "herein," "hereof," "hereby" and "hereunder" shall refer to this agreement as a whole and not to any particular provision of this agreement, unless the context clearly indicates otherwise. Terms used in one gender shall be inclusive of the other genders. The headings and captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

          (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures may be exchanged by facsimile, and each party hereto agrees to be bound by its own facsimile signature and to accept the facsimile signature of the other party.

          (j) Successors and Assigns. This agreement, and all rights and obligations hereunder, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     17.             Conditions Precedent.

          The obligations of the Executive hereunder are expressly conditioned upon the absence of any material adverse change in the business, affairs and financial prospects of the Company and its affiliates between the date of this Agreement and the Commencement Date. For purposes of the foregoing, the failure of the Company to secure financing in an amount at least equal to $5,000,000 prior to April 15, 1998 shall be deemed a material adverse change in the business, affairs and financial prospects of the Company. If any material adverse change shall occur on or before the Commencement Date, the Executive shall have the right in his sole discretion to terminate this Agreement upon written notice thereof to the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              INNOVACOM, INC.



                              By:______________________________
                                    Name:
                                    Title:




                              _________________________________
                                          Thomas E. Burke